Exhibit 99.1

Oceaneering Reports Fourth Quarter 2022 Results

HOUSTON, February 23, 2023 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported net income of $23.1 million, or $0.23 per share, on revenue of $536 million for the three months ended December 31, 2022. Adjusted net income was $6.4 million, or $0.06 per share, reflecting the impact of $0.2 million of pre-tax adjustments associated with foreign exchange losses recognized during the quarter and $(16.6) million of discrete tax adjustments, primarily due to changes in valuation allowances and certain adjustments to prior year taxes.

During the prior quarter ended September 30, 2022, Oceaneering reported net income of $18.3 million, or $0.18 per share, on revenue of $560 million. Adjusted net income was $23.7 million, or $0.23 per share, reflecting the impact of $1.1 million of pre-tax adjustments associated with foreign exchange losses recognized during the quarter and $4.4 million of discrete tax adjustments, primarily due to changes in valuation allowances and uncertain tax positions.

Adjusted operating income (loss), operating margins, net income (loss) and earnings (loss) per share; EBITDA and adjusted EBITDA (as well as EBITDA and adjusted EBITDA margins); and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, 2023 Adjusted EBITDA and Free Cash Flow Estimates, Adjusted Operating Income (Loss) and Margins by Segment, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Summary of Results
(in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	Dec 31,		Sep 30,	Dec 31,

	2022	2021	2022	2022	2021

Revenue	$536,223	$466,709	$559,671	$2,066,084	$1,869,275
Gross Margin	90,102	79,163	95,754	307,377	264,065
Income (Loss) from Operations	42,177	(12,572)	46,875	110,863	39,799
Net Income (Loss)	23,128	(38,813)	18,303	25,941	(49,307)

Diluted Earnings (Loss) Per Share	$0.23	$(0.39)	$0.18	$0.26	$(0.49)

For the fourth quarter of 2022:
•Net income was $23.1 million and consolidated adjusted EBITDA was $70.0 million
•Consolidated operating income was $42.2 million
•Remotely Operated Vehicles (ROV) fleet count was 250, Q4 utilization was 62%, and Q4 average revenue per day on hire was $8,967
•Cash flow provided by operating activities was $159 million and free cash flow was $134 million, with an ending cash position of $569 million
•Secured consolidated order intake with expected contract value of $771 million

As of December 31, 2022:
•Manufactured Products backlog was $467 million
•Consolidated backlog was $1,947 million

Guidance for 2023:
•Net income is expected in the range of $75 million to $90 million and consolidated adjusted EBITDA is expected in the range of $260 million to $310 million
•Free cash flow generation is expected in the range of $75 million to $125 million
•Capital expenditures are expected in the range of $90 million to $110 million
•First quarter consolidated adjusted EBITDA is expected in the range of $40 million to $50 million

Roderick A. Larson, President and Chief Executive Officer of Oceaneering, stated, "2022 marked our fourth consecutive year of improved adjusted EBITDA performance. In our offshore energy markets, the year unfolded generally as we expected, with seasonally lower activity levels and increased preparation costs during the first half of the year progressing into higher activity levels and increased margins during the second half of the year. Our consolidated adjusted EBITDA of $233 million was above the midpoint of our guidance range, and year-over-year adjusted EBITDA growth was led by significant improvement in our Subsea Robotics (SSR) and Offshore Projects Group (OPG) segment results. We delivered $121 million of cash flow from operations, spent $81.0 million on capital expenditures, and increased our cash position by $30.6 million to $569 million on December 31, 2022. We are encouraged by our strong order intake during the second half of 2022, improving pricing, and an expanding sales pipeline. We expect these positive fundamentals to drive improved financial performance in 2023.

“Our fourth quarter 2022 performance produced consolidated adjusted EBITDA of $70.0 million. Although we experienced typical seasonality, it is worth noting that the combined revenue and adjusted EBITDA levels in our SSR and OPG segments during the fourth quarter of 2022 were significantly greater than the corresponding quarter in 2021. We see this as a positive indicator for prospects in our energy businesses in 2023. Our fourth quarter 2022 results also included accrual releases resulting from more efficient personnel and inventory management that occurred throughout the year and primarily benefited our SSR and Integrity Management and Digital Solutions (IMDS) segments. Consolidated revenue of $536 million was 4% lower than in the third quarter, with revenue increases in our Manufactured Products and Aerospace and Defense Technologies (ADTech) segments being more than offset by revenue decreases in our other operating segments, particularly OPG.

Segment Results

"Our fourth quarter 2022 SSR operating income improved sequentially, despite marginally lower revenue. Activity levels in our ROV, tooling and survey businesses were generally consistent with expectations. As mentioned, SSR’s results included accrual adjustments resulting from personnel and inventory efficiencies recognized in the fourth quarter. As a result, SSR EBITDA margin of 35% during the fourth quarter was above the 31% achieved during the third quarter of 2022. Without the benefit of these releases, SSR's fourth quarter 2022 EBITDA margin would have been relatively consistent with the margin achieved in the prior quarter.

"Fourth quarter 2022 ROV days on hire declined 7% as compared to the third quarter 2022 with all of the decline coming from vessel-based days as a result of seasonality. Our fleet use during the quarter was 65% in drill support and 35% in vessel-based services, compared to 60% and 40%, respectively, during the third quarter. Fleet utilization declined to 62% in the fourth quarter of 2022 from 67% in the third quarter of 2022. Fourth quarter 2022 average ROV revenue per day on hire of $8,967 was 6% higher than in the third quarter of 2022.

"Manufactured Products fourth quarter 2022 revenue of $100 million was 7% higher than in the third quarter of 2022. Operating income of $6.1 million and operating income margin of 6% were sequentially higher due to favorable project mix. Our Manufactured Products backlog on December 31, 2022 was $467 million, compared to our September 30, 2022 backlog of $365 million. Our book-to-bill ratio was 1.39 for the full year of 2022, as compared with the trailing 12-month book-to-bill of 1.08 on September 30, 2022.

"Sequentially, our fourth quarter 2022 OPG operating income declined on lower revenue. Revenue was 20% lower primarily due to seasonality in the Gulf of Mexico (GoM). Fourth quarter 2022 operating income margin of 9% declined from 13% in the third quarter of 2022. This decline was due to lower-than-anticipated vessel utilization resulting from project schedules shifting into mid-2023 and higher-than-expected vessel demobilization expenses.

"IMDS fourth quarter 2022 operating income improved sequentially on 5% lower revenue. Operating income margin for the fourth quarter improved to 9% from 5% in the third quarter of 2022. The margin improvement was largely due to contract repricing and the benefit associated with efficient personnel management in the year.

"ADTech fourth quarter operating income declined from the third quarter of 2022 on a 7% increase in revenue. ADTech operating income margin declined as expected, to 11%, due to changes in project mix.

"At the corporate level, fourth quarter 2022 Unallocated Expenses of $33.6 million were higher than the third quarter of 2022 due to a combination of increased accruals for incentive-based compensation and increased information technology costs.

Full Year 2022 Results

"For the full year 2022, consolidated operating income improved significantly on higher revenue as compared to 2021 consolidated adjusted operating income. Our improved results in 2022 were due primarily to positive energy markets that spurred increased offshore activity in our SSR and OPG segments, which in turn resulted in improved pricing and increased utilization in the second half of the year. Impacts from the U.S. government’s Continuing Resolution in the early part of 2022 resulted in lower revenue and lower operating income from our ADTech segment.

"Compared to 2021, our 2022 consolidated revenue increased 11% to $2.1 billion, with revenue growth in our OPG, SSR, and Manufactured Products segments partially offset by revenue declines in our IMDS and ADTech segments. Consolidated 2022 operating income and adjusted EBITDA improved, with significant gains in our SSR and OPG segments being partially offset by declines in our ADTech, IMDS, and Manufactured Products segments. We generated $121 million in cash provided from operations and invested $81.0 million in capital expenditures. For the full year 2022, we generated $39.8 million of free cash flow and increased our cash balance by $30.6 million to $569 million.

Full Year 2023 Guidance

"Based on 2022 year-end backlog, the expected meaningful increase in backlog conversion, anticipated 2023 order intake, and current market fundamentals, we are projecting our 2023 consolidated revenue to grow by more than 10%, with increased revenue in each of our operating segments, led by Manufactured Products and SSR. We expect sequential improvement in our 2023 financial results based on our expectations for: higher operating income and higher margins in our SSR, OPG, and Manufactured Products segments; slightly higher operating income and stable margins in our ADTech segment; and relatively stable operating income and margins in our IMDS segment. For the full year 2023, we anticipate generating $260 million to $310 million of EBITDA, with the incremental improvement over 2022 coming primarily from our SSR and OPG segments. At the midpoint of this range, our 2023 EBITDA would represent a 23% increase over 2022 adjusted EBITDA. We anticipate our full year 2023 to yield positive free cash flow of $75 million to $125 million. Based on current market conditions, we expect good opportunities for improved pricing and margins in our energy-focused businesses and stable pricing and margins in our government-focused businesses.

"For SSR, our expectation for improved results is based on increased ROV days on hire, and higher tooling activity, minor favorable shifts in geographic mix, and continued pricing improvements. Survey results are projected to improve as well, with both geophysical and survey and positioning businesses seeing increased international activity. We expect revenue growth in the low-double-digit range and EBITDA margins to average in the low- to mid-30% range for the full year.

"We forecast Manufactured Products results to improve on a significant increase in revenue, primarily based on 2022 order intake in our energy businesses. Bidding activity in our energy businesses remains robust and we expect this to continue during 2023. We are seeing growing interest in our mobility solutions business as highlighted by our recently announced contracts to deliver 85 MaxMoverTM autonomous counterbalance forklift systems in 2023 and 2024, increasing activity from our mobility solutions businesses in 2023. We forecast Manufactured Products operating income margins to average in the mid-single-digit range for the year with the project mix within our umbilical business shifting to more traditional manufacturing activities.

"OPG operating results are forecast to improve in 2023 on a modest increase in revenue. These projections are based on improved vessel utilization in the Gulf of Mexico and increased international activity in installation, intervention and diving, most notably in the second and third quarters. Overall, we expect OPG operating income margins to average in the mid-teens range for the year.

"IMDS operating results are forecast to be relatively flat in 2023 on slightly higher revenue. We see global opportunities for contract renewals and growth, especially in areas where we believe we can leverage digital and robotic capabilities. Operating income margin is expected to remain in the mid-single-digit range for the year.

"Our 2023 ADTech revenue and operating results are expected to be higher than those in 2022. We anticipate growth in all three of our government-focused businesses which secured several key contract awards during the second half of 2022. Operating income margins are expected to average in the low-teens range for the year.

"For 2023, we anticipate Unallocated Expenses to average in the mid- to high-$30 million range per quarter.

"Considering our meaningful cash balance and rising interest rates, we forecast our 2023 interest expense, net of interest income, to decline to approximately $28 million. We expect our 2023 cash tax payments to be in the range of $60 million to $65 million.

First Quarter 2023 Guidance

"Given the higher cost of performing offshore work over the past several years, customers are increasingly planning their work to avoid periods of higher weather risk. As a result, we anticipate a first quarter seasonal impact, particularly in our OPG business. Considering this and anticipated project timing leading to higher levels of utilization in the second and third quarters, we are forecasting our first quarter 2023 adjusted EBITDA to be in the range of $40 million to $50 million. At the respective midpoints, our first quarter guidance represents a 43% increase over the comparable period in 2022 and is expected to represent a percentage of our annual EBITDA similar to the prior year. Sequentially, we project higher revenue and operating results in our Manufactured Products segment; lower revenue and operating results in our SSR, IMDS, and ADTech segments; and lower revenue and significantly lower operating results in our OPG segment.

Optimism with Continued Discipline

"Moving into 2023, our year-end backlog and positive market dynamics support growth in each of our segments and we are excited for the opportunity to further improve our financial performance. We continue to focus on growing our businesses and expanding our margins by increasing utilization and improving pricing. With this optimism comes our firm commitment to maintain our financial and capital discipline. We forecast our capital expenditures will total between $90 million to $110 million in 2023. Safety remains our top priority as we continue to focus on generating significant free cash flow, spending capital prudently to leverage our core competencies in new and existing markets, and managing our 2024 debt maturity. We believe that Oceaneering’s core robotics expertise positions our shareholders for strong returns through our participation in traditional and renewable energy markets, mobile robotics markets, and aerospace and defense markets."

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: forecasted ranges for full year and first quarter 2023 consolidated EBITDA and adjusted EBITDA guidance ranges, full-year 2023 free cash flow generation, and capital expenditures; expectations regarding seasonal impacts to offshore activity in the first quarter 2023 and future project mix; expectations regarding market fundamentals’ impact on 2023 financial performance; backlog, backlog conversion, anticipated 2023 order intake, current market fundamentals, and vessel utilization, to the extent such items may be indicators of future revenue or profitability; estimated SSR fourth quarter 2022 EBITDA margin, if adjustments had been spread throughout 2022; forecasted range of first quarter 2023 consolidated EBITDA and revenue, and direction of each segment's revenue and operating results; forecasted range of first quarter 2023 Unallocated Expenses; forecasted guidance ranges for full-year 2023 cash income tax payments; anticipated sequentially comparative full-year 2023 activity and operating performance across each operating segment; anticipated outcomes from stated priorities and focus areas; including aspects of our business and financial strategy; belief that its core robotics expertise positions shareholders for strong returns; and characterization of market fundamentals, conditions and dynamics, offshore energy activity levels, outlook, performance, opportunities, results, and financials as positive, meaningful, improving, seasonal, strong, supportive, robust, significant, substantial, good, or healthy.

The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth and the supply and demand of offshore drilling rigs; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development and production companies; the use of subsea completions and our ability to capture associated market share; general economic and business conditions and industry trends; the strength of the industry segments in which we are involved; the continuing effects of the COVID-19 pandemic and variants thereof, and the governmental, customer, supplier, and other responses thereto; cancellations of contracts, change orders and other contractual modifications, force majeure declarations and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in tax laws, regulations and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on

Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com
- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2022	Dec 31, 2021
				(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $568,745 and $538,114)				$1,297,060	$1,188,003
Net property and equipment				438,449	489,596
Other assets				296,174	285,260
Total Assets				$2,031,683	$1,962,859

LIABILITIES AND EQUITY
Current liabilities				$568,414	$501,161
Long-term debt				700,973	702,067
Other long-term liabilities				236,492	248,607
Equity				525,804	511,024
Total Liabilities and Equity				$2,031,683	$1,962,859

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended			For the Year Ended
	Dec 31, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021
	(in thousands, except per share amounts)

Revenue	$536,223	$466,709	$559,671	$2,066,084	$1,869,275
Cost of services and products	446,121	387,546	463,917	1,758,707	1,605,210
Gross margin	90,102	79,163	95,754	307,377	264,065
Selling, general and administrative expense	47,925	91,735	48,879	196,514	224,266
Income (loss) from operations	42,177	(12,572)	46,875	110,863	39,799
Interest income	2,749	613	1,396	5,708	2,477
Interest expense	(9,601)	(9,058)	(9,552)	(38,215)	(38,810)
Equity in income (losses) of unconsolidated affiliates	599	(507)	496	1,707	594
Other income (expense), net	(816)	(5,547)	(1,222)	(1,011)	(9,769)
Income (loss) before income taxes	35,108	(27,071)	37,993	79,052	(5,709)
Provision (benefit) for income taxes	11,980	11,742	19,690	53,111	43,598
Net Income (Loss)	$23,128	$(38,813)	$18,303	$25,941	$(49,307)

Weighted average diluted shares outstanding	101,597	99,799	101,310	101,447	99,706
Diluted earnings (loss) per share	$0.23	$(0.39)	$0.18	$0.26	$(0.49)

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021
	($ in thousands)
Subsea Robotics
Revenue	$167,387	$134,315	$169,422	$621,921	$538,515
Gross margin	$54,013	$28,199	$47,552	$160,527	$112,962
Operating income (loss)	$43,689	$21,012	$37,069	$118,248	$76,874
Operating income (loss) %	26%	16%	22%	19%	14%
ROV days available	23,000	23,021	23,000	91,250	91,242
ROV days utilized	14,350	12,747	15,408	56,231	53,113
ROV utilization	62%	55%	67%	62%	58%

Manufactured Products
Revenue	$100,174	$102,940	$94,039	$382,361	$344,251
Gross margin	$14,744	$36,516	$12,170	$45,834	$63,455
Operating income (loss)	$6,132	$(20,228)	$4,282	$11,692	$(15,876)
Operating income (loss) %	6%	(20)%	5%	3%	(5)%
Backlog at end of period	$467,000	$318,000	$365,000	$467,000	$318,000

Offshore Projects Group
Revenue	$122,476	$85,356	$152,987	$489,317	$378,121
Gross margin	$17,548	$12,846	$27,647	$78,373	$56,338
Operating income (loss)	$10,745	$6,754	$20,310	$49,256	$31,197
Operating income (loss) %	9%	8%	13%	10%	8%

Integrity Management & Digital Solutions
Revenue	$55,411	$60,469	$58,465	$229,884	$241,393
Gross margin	$9,932	$12,416	$8,371	$36,724	$42,417
Operating income (loss)	$4,866	$6,015	$3,091	$14,901	$18,572
Operating income (loss) %	9%	10%	5%	6%	8%

Aerospace and Defense Technologies
Revenue	$90,775	$83,629	$84,758	$342,601	$366,995
Gross margin	$16,402	$15,863	$19,431	$68,447	$82,595
Operating income (loss)	$10,320	$10,562	$13,043	$44,168	$60,992
Operating income (loss) %	11%	13%	15%	13%	17%

Unallocated Expenses
Gross margin	$(22,537)	$(26,677)	$(19,417)	$(82,528)	$(93,702)
Operating income (loss)	$(33,575)	$(36,687)	$(30,920)	$(127,402)	$(131,960)

Total
Revenue	$536,223	$466,709	$559,671	$2,066,084	$1,869,275
Gross margin	$90,102	$79,163	$95,754	$307,377	$264,065
Operating income (loss)	$42,177	$(12,572)	$46,875	$110,863	$39,799
Operating income (loss) %	8%	(3)%	8%	5%	2%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021
	(in thousands)

Capital Expenditures, including Acquisitions	$25,949	$14,383	$19,280	$81,043	$50,199

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$15,139	$21,029	$16,013	$67,684	$87,900
Manufactured Products	2,915	3,111	2,939	11,946	12,788
Offshore Projects Group	7,024	7,405	7,132	28,560	28,173
Integrity Management & Digital Solutions	840	1,091	1,695	4,599	4,420
Total Energy Services and Products	25,918	32,636	27,779	112,789	133,281
Aerospace and Defense Technologies	705	676	671	2,853	4,783
Unallocated Expenses	1,218	474	1,799	5,327	1,659
Total Depreciation and Amortization	$27,841	$33,786	$30,249	$120,969	$139,723

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). We have included Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share, each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), EBITDA Margins, 2023 Adjusted EBITDA Estimates, and Free Cash Flow, as well as the following by segment: Adjusted Operating Income and Margins, EBITDA, EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins. We define EBITDA Margin as EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margins as well as Adjusted Operating Income and Margin and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. EBITDA and EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins, and Adjusted Operating Income and Margin and related information by segment are each non-GAAP financial measures. We define Free Cash Flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA Margins and Free Cash Flow are widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof (as well as Adjusted Operating Income and Margin by Segment) provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA Margins and Free Cash Flow (and the Adjusted amounts thereof) may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Dec 31, 2022		Dec 31, 2021		Sep 30, 2022
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$23,128	$0.23	$(38,813)	$(0.39)	$18,303	$0.18
Pre-tax adjustments for the effects of:
Provision for Evergrande losses, net	—		29,549		—
Foreign currency (gains) losses	193		1,082		1,145
Total pre-tax adjustments	193		30,631		1,145

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	(333)		(6,388)		(174)
Discrete tax items:
Share-based compensation	—		(2)		—
Uncertain tax positions	(669)		111		1,813
Valuation allowances	(7,679)		16,887		452
Other	(8,263)		2,593		2,162
Total discrete tax adjustments	(16,611)		19,589		4,427
Total of adjustments	(16,751)		43,832		5,398
Adjusted Net Income (Loss)	$6,377	$0.06	$5,019	$0.05	$23,701	$0.23
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		101,597		101,206		101,310

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Year Ended
	Dec 31, 2022		Dec 31, 2021
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$25,941	$0.26	$(49,307)	$(0.49)
Pre-tax adjustments for the effects of:
Provision for Evergrande losses, net	—		29,549
Loss on sale of asset	—		1,415
Restructuring expenses and other	—		1,308
Foreign currency (gains) losses	4		5,032
Total pre-tax adjustments	4		37,304

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	(275)		(7,819)
Discrete tax items:
Share-based compensation	137		542
Uncertain tax positions	(81)		158
Valuation allowances	11,119		33,068
Other	(5,734)		2,809
Total discrete tax adjustments	5,441		36,577
Total of adjustments	5,170		66,062
Adjusted Net Income (Loss)	$31,111	$0.31	$16,755	$0.17
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		101,447		100,895

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended			For the Year Ended
	Dec 31, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021
	($ in thousands)

Net income (loss)	$23,128	$(38,813)	$18,303	$25,941	$(49,307)
Depreciation and amortization	27,841	33,786	30,249	120,969	139,723
Subtotal	50,969	(5,027)	48,552	146,910	90,416
Interest expense, net of interest income	6,852	8,445	8,156	32,507	36,333
Amortization included in interest expense	33	865	39	106	2,950
Provision (benefit) for income taxes	11,980	11,742	19,690	53,111	43,598
EBITDA	69,834	16,025	76,437	232,634	173,297
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	29,549
Loss on sale of asset	—	—	—	—	1,415
Restructuring expenses and other	—	—	—	—	1,308
Foreign currency (gains) losses	193	1,082	1,145	4	5,032
Total of adjustments	193	30,631	1,145	4	37,304
Adjusted EBITDA	$70,027	$46,656	$77,582	$232,638	$210,601

Revenue	$536,223	$466,709	$559,671	$2,066,084	$1,869,275

EBITDA margin %	13%	3%	14%	11%	9%
Adjusted EBITDA margin %	13%	10%	14%	11%	11%

Free Cash Flow

	For the Three Months Ended			For the Year Ended
	Dec 31, 2022	Dec 31, 2021	Sep 30, 2022	Dec 31, 2022	Dec 31, 2021
	(in thousands)
Net Income (loss)	$23,128	$(38,813)	$18,303	$25,941	$(49,307)
Non-cash adjustments:
Depreciation and amortization	27,841	33,786	30,249	120,969	139,723
Other non-cash	2,991	31,244	4,171	8,542	35,226
Other increases (decreases) in cash from operating activities	105,506	113,778	33,176	(34,569)	99,672
Cash flow provided by (used in) operating activities	159,466	139,995	85,899	120,883	225,314
Purchases of property and equipment	(25,949)	(14,383)	(19,280)	(81,043)	(50,199)
Free Cash Flow	$133,517	$125,612	$66,619	$39,840	$175,115

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

2023 Adjusted EBITDA Estimates

	For the Three Months Ending
	March 31, 2023
	Low	High
	(in thousands)
Income (loss) before income taxes	$7,000	$11,000
Depreciation and amortization	25,000	31,000
Subtotal	32,000	42,000
Interest expense, net of interest income	8,000	8,000
Adjusted EBITDA	$40,000	$50,000

	For the Year Ending
	December 31, 2023
	Low	High
	(in thousands)
Income (loss) before income taxes	$127,000	$157,000
Depreciation and amortization	105,000	125,000
Subtotal	232,000	282,000
Interest expense, net of interest income	28,000	28,000
Adjusted EBITDA	$260,000	$310,000

2023 Free Cash Flow Estimate

	For the Year Ending
	December 31, 2023
	Low	High
	(in thousands)
Net income (loss)	$75,000	$90,000
Depreciation and amortization	105,000	125,000
Other increases (decreases) in cash from operating activities	(15,000)	20,000
Cash flow provided by (used in) operating activities	165,000	235,000
Purchases of property and equipment	(90,000)	(110,000)
Free Cash Flow	$75,000	$125,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Operating Income (Loss) and Margins by Segment

	For the Three Months Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$43,689	$6,132	$10,745	$4,866	$10,320	$(33,575)	$42,177

Adjusted Operating Income (Loss)	$43,689	$6,132	$10,745	$4,866	$10,320	$(33,575)	$42,177

Revenue	$167,387	$100,174	$122,476	$55,411	$90,775		$536,223
Operating income (loss) % as reported in accordance with GAAP	26%	6%	9%	9%	11%		8%
Operating income (loss) % using adjusted amounts	26%	6%	9%	9%	11%		8%

	For the Three Months Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$21,012	$(20,228)	$6,754	$6,015	$10,562	$(36,687)	$(12,572)
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Total of adjustments	—	29,549	—	—	—	—	29,549

Adjusted Operating Income (Loss)	$21,012	$9,321	$6,754	$6,015	$10,562	$(36,687)	$16,977

Revenue	$134,315	$102,940	$85,356	$60,469	$83,629		$466,709
Operating income (loss) % as reported in accordance with GAAP	16%	(20)%	8%	10%	13%		(3)%
Operating income (loss) % using adjusted amounts	16%	9%	8%	10%	13%		4%

	For the Three Months Ended September 30, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$37,069	$4,282	$20,310	$3,091	$13,043	$(30,920)	$46,875
Adjusted Operating Income (Loss)	$37,069	$4,282	$20,310	$3,091	$13,043	$(30,920)	$46,875

Revenue	$169,422	$94,039	$152,987	$58,465	$84,758		$559,671
Operating income (loss) % as reported in accordance with GAAP	22%	5%	13%	5%	15%		8%
Operating income (loss) % using adjusted amounts	22%	5%	13%	5%	15%		8%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Operating Income (Loss) and Margins by Segment

	For the Year Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$118,248	$11,692	$49,256	$14,901	$44,168	$(127,402)	$110,863

Adjusted Operating Income (Loss)	$118,248	$11,692	$49,256	$14,901	$44,168	$(127,402)	$110,863

Revenue	$621,921	$382,361	$489,317	$229,884	$342,601		$2,066,084
Operating income (loss) % as reported in accordance with GAAP	19%	3%	10%	6%	13%		5%
Operating income (loss) % using adjusted amounts	19%	3%	10%	6%	13%		5%

	For the Year Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$76,874	$(15,876)	$31,197	$18,572	$60,992	$(131,960)	$39,799
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Loss on sale of asset	—	—	—	—	—	1,415	1,415
Restructuring expenses and other	395	537	149	217	10	—	1,308
Total of adjustments	395	30,086	149	217	10	1,415	32,272

Adjusted Operating Income (Loss)	$77,269	$14,210	$31,346	$18,789	$61,002	$(130,545)	$72,071

Revenue	$538,515	$344,251	$378,121	$241,393	$366,995		$1,869,275
Operating income (loss) % as reported in accordance with GAAP	14%	(5)%	8%	8%	17%		2%
Operating income (loss) % using adjusted amounts	14%	4%	8%	8%	17%		4%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$43,689	$6,132	$10,745	$4,866	$10,320	$(33,575)	$42,177
Adjustments for the effects of:
Depreciation and amortization	15,139	2,915	7,024	840	705	1,218	27,841
Other pre-tax	—	—	—	—	—	(184)	(184)
EBITDA	58,828	9,047	17,769	5,706	11,025	(32,541)	69,834
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	193	193
Total of adjustments	—	—	—	—	—	193	193
Adjusted EBITDA	$58,828	$9,047	$17,769	$5,706	$11,025	$(32,348)	$70,027

Revenue	$167,387	$100,174	$122,476	$55,411	$90,775		$536,223
Operating income (loss) % as reported in accordance with GAAP	26%	6%	9%	9%	11%		8%
EBITDA Margin	35%	9%	15%	10%	12%		13%
Adjusted EBITDA Margin	35%	9%	15%	10%	12%		13%

	For the Three Months Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$21,012	$(20,228)	$6,754	$6,015	$10,562	$(36,687)	$(12,572)
Adjustments for the effects of:
Depreciation and amortization	21,029	3,111	7,405	1,091	676	474	33,786
Other pre-tax	—	—	—	—	—	(5,189)	(5,189)
EBITDA	42,041	(17,117)	14,159	7,106	11,238	(41,402)	16,025
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Foreign currency (gains) losses	—	—	—	—	—	1,082	1,082
Total of adjustments	—	29,549	—	—	—	1,082	30,631
Adjusted EBITDA	$42,041	$12,432	$14,159	$7,106	$11,238	$(40,320)	$46,656

Revenue	$134,315	$102,940	$85,356	$60,469	$83,629		$466,709
Operating income (loss) % as reported in accordance with GAAP	16%	(20)%	8%	10%	13%		(3)%
EBITDA Margin	31%	(17)%	17%	12%	13%		3%
Adjusted EBITDA Margin	31%	12%	17%	12%	13%		10%

`

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended September 30, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$37,069	$4,282	$20,310	$3,091	$13,043	$(30,920)	$46,875
Adjustments for the effects of:
Depreciation and amortization	16,013	2,939	7,132	1,695	671	1,799	30,249
Other pre-tax	—	—	—	—	—	(687)	(687)
EBITDA	53,082	7,221	27,442	4,786	13,714	(29,808)	76,437
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	1,145	1,145
Total of adjustments	—	—	—	—	—	1,145	1,145
Adjusted EBITDA	$53,082	$7,221	$27,442	$4,786	$13,714	$(28,663)	$77,582

Revenue	$169,422	$94,039	$152,987	$58,465	$84,758		$559,671
Operating income (loss) % as reported in accordance with GAAP	22%	5%	13%	5%	15%		8%
EBITDA Margin	31%	8%	18%	8%	16%		14%
Adjusted EBITDA Margin	31%	8%	18%	8%	16%		14%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Year Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$118,248	$11,692	$49,256	$14,901	$44,168	$(127,402)	$110,863
Adjustments for the effects of:
Depreciation and amortization	67,684	11,946	28,560	4,599	2,853	5,327	120,969
Other pre-tax	—	—	—	—	—	802	802
EBITDA	185,932	23,638	77,816	19,500	47,021	(121,273)	232,634
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	4	4
Total of adjustments	—	—	—	—	—	4	4
Adjusted EBITDA	$185,932	$23,638	$77,816	$19,500	$47,021	$(121,269)	$232,638

Revenue	$621,921	$382,361	$489,317	$229,884	$342,601		$2,066,084
Operating income (loss) % as reported in accordance with GAAP	19%	3%	10%	6%	13%		5%
EBITDA Margin	30%	6%	16%	8%	14%		11%
Adjusted EBITDA Margin	30%	6%	16%	8%	14%		11%

	For the Year Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$76,874	$(15,876)	$31,197	$18,572	$60,992	$(131,960)	$39,799
Adjustments for the effects of:
Depreciation and amortization	87,900	12,788	28,173	4,420	4,783	1,659	139,723
Other pre-tax	—	—	—	—	—	(6,225)	(6,225)
EBITDA	164,774	(3,088)	59,370	22,992	65,775	(136,526)	173,297
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Loss on sale of asset	—	—	—	—	—	1,415	1,415
Restructuring expenses and other	395	537	149	217	10	—	1,308
Foreign currency (gains) losses	—	—	—	—	—	5,032	5,032
Total of adjustments	395	30,086	149	217	10	6,447	37,304
Adjusted EBITDA	$165,169	$26,998	$59,519	$23,209	$65,785	$(130,079)	$210,601

Revenue	$538,515	$344,251	$378,121	$241,393	$366,995		$1,869,275
Operating income (loss) % as reported in accordance with GAAP	14%	(5)%	8%	8%	17%		2%
EBITDA Margin	31%	(1)%	16%	10%	18%		9%
Adjusted EBITDA Margin	31%	8%	16%	10%	18%		11%